Exhibit 23.1

Independent Auditors’ Consent

The Stockholder

Highland Hospitality Corporation:

We consent to the use of our report dated September 4, 2003, with respect to the balance sheet of Highland Hospitality Corporation as of September 4, 2003 except as to Note 2, which is as of November 14, 2003, our report dated August 13, 2003 on the balance sheets of Portsmouth Hotel Associates, LLC as of December 31, 2002 and 2001 and the related statements of operations, members’ capital and cash flows for each of the years in the three-year period ended December 31, 2002, our report dated September 23, 2003 on the balance sheets of Plaza San Antonio Marriott Hotel as of December 31, 2002 and 2001 and the related statements of operations, net assets and cash flows for each of the years in the three-year period ended December 31, 2002, our report dated September 23, 2003 on the statements of operations and cash flows for the year ended December 31, 2000 of CCMH Plaza San Antonio LLC, and our report dated November 14, 2003, with respect to the balance sheets of Brentwood BWI, LLC as of December 31, 2002 and 2001, and the related statements of operations, members’ capital and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading “Experts” and “Selected Financial Data” in the prospectus.

/s/ KPMG

McLean, Virginia

December 11, 2003